MDU RESOURCES GROUP, INC.
List of Subsidiaries
(effective December 31, 2023)

Subsidiaries	Formation Jurisdiction
Bombard Electric, LLC	Nevada
Bombard Mechanical, LLC	Nevada
Capital Electric Construction Company, Inc.	Kansas
Capital Electric Line Builders, LLC	Kansas
Cascade Natural Gas Corporation	Washington
CEHI, LLC	Delaware
Centennial Holdings Capital LLC	Delaware
Desert Fire Holdings, Inc.	Nevada
Desert Fire Protection, a Nevada Limited Partnership	Nevada
Desert Fire Protection, Inc.	Nevada
Desert Fire Protection, LLC	Nevada
Duro Electric Company	Colorado
E.S.I., Inc.	Ohio
Fidelity Exploration & Production Company	Delaware
Frebco, Inc.	Ohio
FutureSource Capital Corp.	Delaware
Intermountain Gas Company	Idaho
International Line Builders, Inc.	Delaware
InterSource Insurance Company	Vermont
Lone Mountain Excavation & Utilities, LLC	Nevada
Loy Clark Pipeline Co.	Oregon
MDU BenefitCo, LLC	Delaware
MDU Construction Services Group, Inc.	Delaware
MDU Energy Capital, LLC	Delaware
MDU Industrial Services, Inc.	Delaware
MDU United Construction Solutions, Inc.	Delaware
Montana-Dakota Utilities Co.	Delaware
OEG, Inc.	Oregon
PerLectric, Inc.	Virginia
Prairie Cascade Energy Holdings, LLC	Delaware
Prairie Intermountain Energy Holdings, LLC	Delaware
Rocky Mountain Contractors, Inc.	Montana
USI Industrial Services, Inc.	Delaware
Wagner Group, Inc., The	Delaware
Wagner-Smith Company, The	Ohio
Wagner-Smith Equipment Co.	Delaware
WBI Canadian Pipeline, Ltd.	Federally Chartered

WBI Energy Midstream, LLC	Colorado
WBI Energy Transmission, Inc.	Delaware
WBI Energy, Inc.	Delaware
WBI Holdings, Inc.	Delaware